Shareholder Meeting Results
(Unaudited)
April 23, 2015 meeting
At the meeting, a proposal to fix the number of Trustees at 14 was approved as follows:
Votes for	Votes against		Abstentions
95,893,585 	 8,014,569 	 	2,632,183
At the meeting, each of the nominees for Trustees was elected as follows:
				Votes for			Votes withheld
Liaquat Ahamed	 		81,619,281		 	24,921,062
Ravi Akhoury	 		81,523,147 	 		25,017,196
Barbara M. Baumann	 	81,780,058 	 		24,760,285
Jameson A. Baxter	 	87,394,031 	 		19,146,312
Charles B. Curtis*	 	87,408,571 	 		19,131,772
Robert J. Darretta	 	81,740,921 	 		24,799,422
Katinka Domotorffy	 	81,726,499 	 		24,813,844
John A. Hill	 		87,368,745 	 		19,171,598
Paul L. Joskow	 		81,678,306 	 		24,862,037
Kenneth R. Leibler	 	81,753,762 	 		24,786,581
Robert E. Patterson	 	87,543,465 	 		18,996,878
George Putnam, III	 	87,624,589 	 		18,915,754
Robert L. Reynolds	 	81,788,893 	 		24,751,450
W. Thomas Stephens 	 	81,540,192		 	25,000,151

A proposal to convert the fund to an open-end investment company was not approved, as follows:
Votes for	Votes against		Abstentions
34,158,033 	 31,519,669 	 	1,410,258

All tabulations are rounded to the nearest whole number.
*Mr. Curtis retired from the Board of Trustees of the Putnam funds on June 30, 2015.